UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 7, 2011

NETSUITE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33870	94-3310471
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2955 Campus Drive

Suite 100

San Mateo, CA 94403-2511

(Address of principal executive offices, including zip code)

(650) 627-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2011, the Compensation Committee of the Board of Directors (the “Committee”) approved the following salary and performance based cash incentive compensation arrangements for the Company’s named executive officers for calendar year 2011:

Base Salary

The Committee approved an increase in the base salary effective April 1, 2011 for Ron Gill as set forth below. All other executive officers’ base salaries remained unchanged from 2010.

Executive Officer	Position	Base Salary Effective Since July 1, 2010	Base Salary Effective April 1, 2011

Ron Gill	Chief Financial Officer	$250,000	$275,000

Executive Performance Based Cash Incentive Plan for 2011

The Committee also approved cash incentive targets for 2011 under the Company’s Executive Performance Based Cash Incentive Plan that were unchanged from the target cash incentive dollar amounts that were in effect for 2010, except for Mr. Gill. Mr. Gill was promoted to Chief Financial Officer effective July 1, 2010. The Committee approved a 2011 target cash incentive for Mr. Gill that is equal to his target cash incentive dollar amount for the last six months of 2010, but pro-rated to apply to a full 12 month period for 2011.

The payment of cash incentives for 2011 is tied to the achievement, on a quarterly basis, of a revenue target, a non-GAAP operating margin target, a non-GAAP cash flow target and quarterly and annual targets based on a subjective determination of individual performance:

Executive Officer	Revenue	Non-GAAP Operating Margin	Non-GAAP Cash Flow	Subjective Determination of Individual Performance
Zachary Nelson	45.0%	11.25%	18.75%	25.0%
Evan M. Goldberg	45.0%	11.25%	18.75%	25.0%
James McGeever	45.0%	11.25%	18.75%	25.0%
James Ramsey	45.0%	11.25%	18.75%	25.0%
Timothy Dilley	45.0%	11.25%	18.75%	25.0%
Ron Gill	45.0%	11.25%	18.75%	25.0%

Cash incentives are capped at: 175% of the applicable target cash incentive amount, calculated individually for each of the revenue target, non-GAAP operating margin target and non-GAAP cash flow target and 100% of the applicable target cash incentive amount for the subjective determination of individual performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETSUITE INC.

Date: March 10, 2011	By:	/s/ Ron Gill
Ron Gill Chief Financial Officer